SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment 2
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Universal Tech Corp.
(Exact name of Registrant as specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

8412
(Primary Standard Industrial Classification Code Number)

45-24003399
 (I.R.S. Employer Identification Number)

1608 S. Ashland Ave #70547
Chicago, Illinois 60608-2013
Phone number: 1-855-334-3331
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Universal Tech Corp.
c/o Vcorp Services, LLC,
25 Robert Pitt Drive, Suite 204,
Monsey, New York 10952
Phone number: 1-845-425-0077
 (Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copies of communications to:
Carl M. Sherer, Esq.
Rimon Law Group, P.C.
420 East 79th Street, Suite 1E,
New  York, New York 10075
Telefax - 800-930-7271, 212-363-0270

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company ☒
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	1,200,000	$0.10	$120,000	$13.93

TOTAL	1,200,000	$0.10	$120,000	$13.93

(1)         Estimated solely for purposes of calculating the amount of the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED DECEMBER 29, 2011

PROSPECTUS

UNIVERSAL TECH CORP.

1,200,000 SHARES OF COMMON STOCK

PRICE PER SHARE:   $0.10
TOTAL OFFERING: $120,000

The name of our company is Universal Tech Corp. and we were incorporated in the State of Delaware on May 17, 2011. This is our initial public offering.  Our securities are not listed on any national securities exchange or the Nasdaq Stock Market.  We are offering a total of 1,200,000 shares of our common stock, par value $.0001 per share, in a direct public offering, on a best efforts basis by our officers and directors without any involvement of underwriters or broker-dealers.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (FINRA) for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a market maker will file an application for quotation of our stock, that such an application, if filed, will be accepted, or that if such application for quotation of our stock is accepted, a market in our common stock will develop or be sustained.

The offering by us is a best efforts offering by our directors that will not utilize broker-dealers.  The shares being offered by us are being offered through our directors pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act of 1934. There is no minimum number of shares that must be sold in this offering. We are offering the shares from time to time on a continuous basis, for up to 90 days from the date that this Registration Statement becomes effective, but we may terminate the offering at any time. We may not extend the offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 3.

	Offering Price Per Share		Offering Expenses(1)	Proceeds to Our Company (maximum offering)
Per share for shares offered by our company		$0.10	$25,000	$95,000
Total	$		$25,000	$95,000

(1)
These are no underwriting discounts or commissions be paid in connection with this offering. Our directors will not receive any compensation for their role in offering or selling the shares in the offering.

(2)	All expenses of this Offering are being paid by the Company.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell the securities being sold by us until the Registration Statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is December 29, 2011.

- ii -

You should rely only on the information contained in this Prospectus and in any Prospectus Supplement we may file after the date of this Prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

As used in this prospectus, references to “Universal Tech Corp.”, the “Company,” ”we” “our” or “us” refer to Universal Tech Corp., unless the context otherwise indicates.

The following summary highlights material information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Universal Tech Corp. was incorporated under the laws of the State of Delaware on May 17, 2011. We intend to focus on leveraging the burgeoning worldwide interest in art investment.

The international art market is estimated at $57 billion in annual sales, most of which are made through auction houses, galleries or art dealers, and directly by artists.

Art buyers include:

-	Collectors. Both museums and individuals purchase through all sales channels.
-
Investors. In recent years, art has emerged as a popular class of “passion investment” among investors who are not at the very top of the economic ladder. Investors also purchase art through all sales channels.

-	Aesthetic buyers. Buyers who purchase art for pleasure and to enhance their surroundings.

The general investment market covers investment in stocks and financial instruments, precious metals and real estate, as well as “investments of passion” such as luxury collectibles (cars, boats and airplanes), gems, antiques and art. Art accounted for 22% of investments of passion overall, but that share was higher among European high net worth individuals (27%) and highest among Latin American high net worth individuals (28%). Art is also most likely to be seen as a form of financial investment. In fact, 42% of investment advisors in a survey said that they believe their high net worth clients invest in Art primarily for its potential to gain value.

With traditional investment markets still unsettled and interest rates near historical lows, we believe that many upper middle class business people and professionals are seeking investments that are long-term, non-speculative and tangible. We believe that art appeals to this segment for the enjoyment and beauty it brings, as well as associated social and cultural benefits.

With the number of millionaires in the world increasing by 8.3% in 2010, a sizeable number of people interested in investing in art are likely to be novices who lack the confidence and expertise required to make savvy investment decisions.

Many potential art buyers will not enter a gallery for fear of appearing ignorant or unsophisticated. They do not trust themselves to be able to assess whether a work has artistic—and hence market—value, or to determine whether the purchase price leaves room for appreciation. In addition, they lack the expertise and art world connections to source investment quality art created by emerging artists.

Universal Tech Corp. leverages a direct sales strategy for investment-oriented art sales. By bringing the art gallery into the comfort zone of the customer’s home or office and guiding the customer through the art purchase process, the direct sales strategy makes art investment a reality for novice art collectors. Our approach presents the purchase of art as a smart investment, placing the purchase process squarely within an area in which our target market feels a high degree of competence. Our sales process is also an educational process, through which we hope to create an ongoing multi-purchase relationship with the customer, with the aim of creating a complete art investment portfolio.

We are a development stage company. To date we have sold a total of $24,000 worth of paintings, earning us a gross profit of $8,000. We currently have no employees.

As discussed in the Notes to Financial Statements included in this Registration Statement, as of August 31, 2011 we had no revenue and had negative cash flow of approximately $5,000 for the period from May 17, 2011 (inception) to August 31, 2011. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period from May 17, 2011 (inception) to August 31, 2011. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us. As noted above, during the current quarter, we have sold paintings for a total of $24,000.

We do not currently have physical offices, but we have an address at 1608 S. Ashland Ave #70547, Chicago, Illinois 60608-2013. Our officers and directors work from their homes. In the future, our employees may also work from their homes. Our telephone number is 1-855-334-3331. We have reserved a web address: http://www.investment-art.info, but we do not currently have an operating web site.

The Offering

Securities offered:	1,200,000 shares of common stock, par value $.0001
Offering price:	$0.10 per share
Shares outstanding prior to offering:	2,000,000 shares of common stock
Shares outstanding after offering:	3,200,000 shares of common stock (assuming all shares offered by us are sold)
Market for the common shares:
There is no market for our securities. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (FINRA) for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a market maker will file an application for quotation of our stock, or that such an application, if filed, will be accepted.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We intend to use the net proceeds of the shares offered by us in the manner described in this prospectus. See “Use of Proceeds” for additional information.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.  We may never be able to effectuate our business plan or achieve profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on May 17, 2011, and have little operating history. We are subject to all of the risks inherent in the establishment of a new business enterprise. We have had little revenue to date. Our operations to date have been principally focused on organizational, start-up, and fund raising activities. We are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

2.  We expect losses in the future because we have little revenue.

We expect losses over the next twelve months because we do not yet have sufficient revenues to offset the expenses associated with the initial costs of developing our e-commerce web site and marketing our products. We cannot guarantee that we will ever be successful in generating sufficient revenues to offset our expenses in the future. We recognize that if we are unable to generate sufficient revenues to offset our expenses, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate sufficient operating revenues to offset our expenses or ever achieve profitable operations.

3.  If our business strategy is not successful, we may not be able to continue operations and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this Registration Statement, as of August 31, 2011 we had no revenue and had negative cash flow of approximately $5,000 for the period from May 17, 2011 (inception) to August 31, 2011. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period from May 17, 2011 (inception) to August 31, 2011. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

4. Since our officers can work or consult for other companies, their activities could slow down our operations.

Our officers are also members of our board of directors, and they are not required to work exclusively for us. They do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slowdown in operations. It is expected that our directors will devote between five and ten hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required for our initial marketing and purchasing efforts. Until such time as we are able to hire a sales staff, we expect that Mr. Cohen will manage our operations and Ms. De Vincenz will assist him. When we are fully operational, we anticipate that Mr. Cohen and Ms. De Vincenz will each devote approximately 40 hours per week to our operations.

5.  We are heavily dependent upon our officers and directors, Mr. Avinoam Cohen and Ms. Anna Irena De Vincenz. The loss of Mr. Cohen or Ms. De Vincenz, upon whose knowledge, leadership and expertise we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Avinoam Cohen, our President, Chief Executive Officer, Treasurer, and Director, and Ms. Anna Irena De Vincenz, our Secretary and Director, whose knowledge and leadership would be difficult to replace. If we were to lose either of their services, or if either of them is not available to us when we need them, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement. We do not maintain "key person" life insurance on Mr. Cohen’s or Ms. De Vincenz’s life. We do not have a written employment agreement with Mr. Cohen or with Ms. De Vincenz .

6.  We operate in a competitive market with limited personnel resources and a failure to attract and retain qualified employees could harm our ability to execute our business plan.

Our future success depends in part on our ability to identify, attract and retain qualified personnel. Competition for employees in our industry is intense, turnover is high, and we may not be successful in attracting and retaining such personnel. If we are unable to attract, assimilate and retain additional employees with the necessary skills, we may not be able to grow or successfully operate our business.

Because our directors will manage our operations until such time as we can afford to hire a sales staff, we do not expect to have to hire any other key employees until such time as we have sufficient funding to do so, and there can be no assurance that we will be able to recruit or retain qualified personnel, should it be necessary to do so

7. We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue and profitability.

The secondary market for fine art is intensely competitive. Competition is expected to intensify in the future, which may result in price reductions, fewer customer orders, reduced gross margins and loss of market share. We are aware of a number of other companies that are presently retailing fine art, including online. We believe that there will be an increasing number of retailers of fine art of the types we offer. While we believe that our approach to purchasing fine art is better than an impersonal, online approach, there can be no assurance that art buyers will agree. Some of our competitors may be able to secure merchandise from suppliers on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.

8.  If we are unable to obtain funding, our business operations will be harmed.

In order to open and operate our art purchase advisory business we will need to obtain additional funding. Additionally, to the extent that we seek to expand in the future, the inability to raise the required capital will restrict our ability to expand, and may impair our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans, which could cause the Company to become dormant. Currently, we do not have any arrangements or agreements to raise additional capital.

To date, we have raised $30,000 from our Directors. We will still need an additional amount of approximately $15,000 in order to operate our art sales business for the first year, which we hope to raise in this Offering. But we will still need an additional $100,000 for expanding operations after the first year. We hope to obtain additional funding from any or all of operations, proceeds of future equity issuances, loans from our directors (who are under no obligation to, and have not undertaken to provide loans), or if available, loans from commercial banks, but we do not know whether we will be able to obtain that funding. Such additional funding may result in your proportionate share in the Company being diluted.

Additionally, while we hope to fund our operations from cash flow after the first year, there can be no assurance that this will be possible. Moreover, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations that are sufficient to sustain us. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

Our directors may loan the company money from time to time on terms that are customary for directors and officers lending money to their companies. Our directors have not committed to do so.

9.  Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our directors, who are also our sole officers. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

Under the Sarbanes Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC, we will be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations requires significant management time, places significant additional demands on our finance and accounting staff (which, as noted, currently consists of our officers and directors) and on our financial, accounting and information systems, and increases our insurance, legal and financial compliance costs.

10. Our proprietary rights could potentially conflict with the rights of others and we may be prevented from selling some of our products.

We currently own the exclusive right to use the domain name “Investment-art.info” relating to our brand. We may be unable to prevent third parties from acquiring and using domain names that infringe or otherwise decrease the value of our proprietary rights. Failure to protect our domain name could adversely affect our brand, and make it more difficult for users to find our website.

11. We rely on third-party suppliers to supply our products, and we have limited control over them and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We rely upon third-party suppliers to offer us quality artwork. There are many suppliers of artwork. We believe that we could locate and negotiate new arrangements with new suppliers in 30 days if necessary.

If we experience significant increased demand, there can be no assurance that additional artwork will be available when required on terms that are acceptable to us. Any delays, interruption or increased costs could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term.

12. We do not have long-term contracts with our suppliers.

We do not have a long-term formal written agreement with any of our suppliers, and typically transact business with our suppliers on an order-by-order basis. Identifying a suitable supplier is an involved process that requires us to become satisfied with the artwork they have available, and with their responsiveness and service. Any delays, interruption or increased costs arising from a lack of long-term contracts could have an adverse effect on our ability to meet customer demand for artwork and result in lower net revenue and income from operations both in the short and long term. The Company would like to find one or more exclusive artists to represent whose artwork it would sell to its customers through direct marketing.  The Company does not yet have such relationships.  Until such time as it establishes such relationships, it will be buying on consignment or from a catalogue of art dealers or artists, and no art will be purchased before it is sold.

RISKS RELATED TO OUR OPERATIONS IN ISRAEL

13. We conduct operations in Israel and, therefore, political, economic and military instability in Israel and its region may adversely affect our business.

All of our sales to date have been made in Israel, and a significant portion of our future sales may be made to persons located in Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel.

Recent political uprisings and social unrest in various countries in the Middle East and north Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised new concerns regarding security in the region and the potential for armed conflict. Among other things, this instability may affect the global economy and marketplace through changes in oil and gas prices. Continued hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our ordinary shares. Further escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business.

In addition, several countries restrict doing business with Israel. The State of Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

14. Our operations could be disrupted as a result of the obligation of certain of our personnel in Israel to perform military service.

Generally, all male adult citizens and permanent residents of Israel under the age of 42 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) are, unless exempt, obligated to perform military reserve duty annually. Additionally, all Israeli residents of this age may be called to active duty at any time under emergency circumstances. Some of our future employees may be obligated to perform annual reserve duty. In response to increased tension and hostilities in the region, there have been, at times, call-ups of military reservists, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of one or more of our executive officers or key employees for a significant period due to military service. Such disruption could have a material adverse effect on our business and results of operations.

15. It may be difficult to enforce the judgment of a United States court against us, our officers and directors in Israel or the United States, or to assert United States securities laws claims in Israel or serve process on our officers and directors.

The majority of our executive officers and directors are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a judgment of a United States court based upon the civil liability provisions of the United States federal securities laws against us or any of these persons in a United States or Israeli court, or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to United States securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proven as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court.

RISKS RELATING TO OUR COMMON SHARES

16.  We may issue additional common shares in the future, which would reduce our current investors’ percentage of ownership and which may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, and 10,000,000 shares of blank check preferred stock. 2,000,000 shares of our common stock are issued and outstanding, and 3,200,000 shares of our common stock will be issued and outstanding, assuming that this offering is fully subscribed. The future issuance of additional shares of common stock and preferred stock, which we are currently authorized to issue, may result in substantial dilution in the percentage of our stock held by our then existing shareholders. We may value any common or preferred stock issued in the future on an arbitrary basis. The issuance of common or preferred stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock. Additionally, the terms of any preferred stock that we might issue may substantially dilute the voting rights of our then-current shareholders, or may require us to pay significant dividends before any distributions may be made to our other shareholders.

17.  FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

18.  Our common stock will be subject to the “Penny Stock” Rules of the SEC and the trading market in our securities will be limited, which will make transactions in our stock cumbersome, which may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares thus causing a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

19.  There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the FINRA Over the Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such an application. If for any reason our common stock is not quoted on the Over the Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so. There is no assurance that a market maker will file an application for quotation of our stock, or that such an application, if filed, will be accepted.

20.  The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

21.  The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

22.  Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

On the other hand, if we issue preferred shares, the terms of the preferred shares may further restrict our ability to pay dividends on our common stock.

23.  Because some of our officers and directors are located in non-U.S. jurisdictions, you may have limited effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

Some of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against those officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

24.  If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC in order for shares of our Common Stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our Common Stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our Common Stock may find it difficult to sell their shares.

25.  Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws to the extent they prohibit trading absent compliance with individual state laws.

There is no public market for our Common Stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our Common Stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our Common Stock. Thirty-three states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as the issuer obtains and maintains a listing in Mergent, Inc.’s or Standard and Poor’s Corporate Manual, secondary trading of common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona. Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. Ten states provide for an exemption for non-issuer transactions in outstanding securities effected through a registered broker-dealer when the securities are subject to registration under Section 12 of the Securities Exchange Act of 1934 for at least 90 days (180 days in Alabama). These states are: Alabama, Colorado, District of Columbia, Illinois, Kansas, Missouri, New Jersey, New Mexico, Oklahoma, and Rhode Island. However, in other states, investors may not be able to purchase and sell our securities. Accordingly, investors should consider the secondary market for our securities to be a limited one.

26.  Delaware law and our charter may inhibit a takeover

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Common Stock. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination.

27.  Voting control of our common stock is possessed by Avinoam Cohen. This concentration of ownership could discourage or prevent a potential takeover of Universal Tech Corp. that might otherwise result in your receiving a premium over the market price for your common stock.

The voting control of our common stock is possessed by Avinoam Cohen, our President, Chief Executive Officer, Treasurer and Director, who was issued 1,500,000 shares of our common stock for $22,500.  Holders of our common stock are entitled to one non-cumulative vote on all matters submitted to our stockholders. The result of this concentration of ownership and voting control is that Avinoam Cohen has the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions, and depending upon how many shares are sold in this offering, Mr. Cohen will continue to possess such power either individually or together with Anna Irena De Vincenz, our Secretary and Director. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the Company that might otherwise result in your receiving a premium over the market price for your common stock.

28.  Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

29.  If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the currently outstanding shares of our Common Stock are ‘‘restricted securities’’ within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding Common Stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an ‘‘automated quotation system’’ and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year, provided that the securities were not issued by a shell company or that the issuer who issued the securities has not been a shell company for at least one year. We are not currently a shell company, as defined in the rules and regulations under the Securities Act of 1933. None of our currently outstanding shares of Common Stock have been held for one year or more, and none of those shares is held by a non-affiliate. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

USE OF PROCEEDS

The net proceeds to us from the sale of up to 1,200,000 shares offered at a public offering price of $0.10 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately $25,000 for legal, accounting, and other costs in connection with this offering. The table below shows the intended net proceeds from this offering we expect to receive for scenarios where we sell various amounts of the shares. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

PERCENT OF NET PROCEEDS RECEIVED

	40%	60%	100%
Shares Sold	480,000	720,000	1,200,000
Gross Proceeds	$48,000	$72,000	$120,000
Less Offering Expenses	$(25,000)	$(25,000))	$(25,000)
Net Offering Proceeds	$23,000	$47,000	$95,000

The use of proceeds set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. We plan to use the proceeds for the establishment of our operations, and, depending on the amount of funds raised for marketing, travel and for the design and development of a web site as below. All amounts listed below are estimates.

Amount raised	$40,000	$80,000	$120,000
Offering Expenses	$25,000	$25,000	$25,000
Online Marketing	$4,000	$16,000	$30,000
Brochure Design	$3,000	$3,000	$3,000
Brochure Print	$1,000	$4,000	$5,000
Sales Staff	$0	$10,000	$20,000
Travel	$6,500	$15,000	$20,000
Telephone	$500	$4,000	$8,000
Office equipment/ computer	$0	$3,000	$9,000

Our offering expenses are comprised of legal and accounting expenses and printing costs. Our officers and Directors will not receive any compensation for their efforts in selling our shares.

We intend to use the proceeds of this offering in the manner set forth above. In the event that we do not raise the entire amount we seek to raise, and are unable to generate revenues to raise that amount, then we may cut back on some of the costs (such as marketing and advertising and office equipment), or we may attempt to raise additional funds via private placements or sales of securities to, or loans from our directors in order to make up any shortfall. We do not have any agreements in place with our directors to provide loans to the company if needed.

In all instances, after the effectiveness of this Registration Statement, the Company will need some amount of working capital to maintain its general existence and comply with its public reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors, who will have little ability to influence these decisions. We do not intend to use the proceeds to finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

DETERMINATION OF OFFERING PRICE

The Company will be offering the shares of common stock being covered by this prospectus at a price of $0.10 per share. The offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Since none of our securities are listed or quoted on any exchange or quotation system, the offering price of our common stock was unilaterally determined solely by our Board of Directors.

The factors we considered in determining that offering price were our financial condition and prospects;

our limited operating history;

the general condition of the securities market; and

Management’s informal prediction of demand for securities such as the shares of common stock.

The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to our book value, assets or earnings or to any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” beginning on page 3, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section beginning on page 16, the Management’s Discussion and Analysis or Plan of Operation section beginning on page 21, and those discussed elsewhere in this prospectus.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

There is currently no public or other market for our Common Stock, and we cannot guarantee that any such market will develop in the foreseeable future. We intend to engage one or more registered broker-dealers to file an application with FINRA on our behalf so as to be able to quote the shares of our Common Stock on the over-the-counter bulletin board (the “OTCBB”) maintained by FINRA. As of the date of this prospectus, we have not identified any such broker-dealers and are not in negotiations with any such broker-dealers. There can be no assurance that any such broker-dealer will ever file such an application, or that such an application, if filed, will be accepted.

There can be no assurance that the shares of Common Stock that we are offering will have a market value, or that they will be able to be resold at the offering price if and when a secondary market might develop. Even if one develops, a secondary market for our Common Stock may not be sustained.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, with a par value of $0.0001 per share and 10,000,000 shares of blank check preferred stock. As of December 29, 2011, there were 2,000,000 shares of our Common Stock issued and outstanding. Our shares are held by two (2) stockholders of record.

Share Purchase Warrants

Prior to this offering, we have not issued and do not have outstanding any warrants to purchase shares of our Common Stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

DILUTION

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock from the initial public offering price. Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of August 31, 2011. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. The following table represents the related Dilution.

Shares Sold	1,200,000
Gross Proceeds less offering Expenses	95,000
Historical Net Tangible Book Value	(14,500)
Historical Net Tangible Book Value Per Share	(0.0073)
Increase per share to existing Shareholders	0.0324
Net Tangible Book Value Per Share After the Offering	0.0252
Dilution Per Share to New Shareholders	0.0748
Dilution Percentage to New Shareholders	74.84%

DESCRIPTION OF BUSINESS

We were incorporated in the State of Delaware on May 17, 2011. We are a development stage company and from our inception to date, we have generated only $24,000 of revenue and $8,000 of gross profit. We intend to focus on leveraging the burgeoning interest in art investment by tailoring the sales process through a direct sales approach.

We have never declared bankruptcy, we have never been in receivership, and we have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has our Company been involved in any mergers, acquisitions or consolidations. Neither we, nor our officers, Directors, promoters or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Since we have a specific business plan, which we have begun to execute, while we have no plan to engage in a merger or acquisition of another entity, we believe that we are not a blank check company that is described by Rule 419 under the Securities Act of 1933.

The international art market is estimated at $57 billion in annual sales1. Art sales channels include auction houses, galleries or art dealers, and directly by artists.

Purchasers include:

-	Collectors. Both museums and individuals purchase through all sales channels.
-
Investors. In recent years, art has emerged as a popular class of “passion investment” among investors who are not at the very top of the economic ladder. Investors also purchase art through all sales channels.

-	Aesthetic buyers. People who purchase art for pleasure and to enhance their surroundings.

The general investment market covers investment in stocks and financial instruments, precious metals, real estate, and “investments of passion” such as luxury collectibles (cars, boats and airplanes), gems, antiques and art. Art accounted for 22% of investments of passion overall, but that share was higher among European high net worth individuals (27%) and highest among Latin American high net worth individuals (28%)2. Art is also most likely to be seen as a form of financial investment. In fact, in a survey, 42% of Advisors say they believe their high net worth clients invest in art primarily for its potential to gain value.3

With traditional investment markets still unsettled and interest rates near historical lows, we believe that many upper middle class business people and professionals are seeking investments that are long-term, non-speculative and tangible. We believe that art appeals to this segment for the enjoyment and beauty it brings, as well as associated social and cultural benefits.

With the number of millionaires in the world increasing by 8.3% in 20104, a sizeable number of people interested in investing in art are likely to be novices who lack the confidence and expertise required to make savvy investment decisions.

Many potential art buyers will not enter a gallery for fear of appearing ignorant or unsophisticated. They do not trust themselves to be able to assess whether a work has artistic—and hence market—value, or to determine whether the purchase price leaves room for appreciation. In addition, they lack the expertise and art world connections to source investment quality art created by emerging artists.

Universal Tech Corp. leverages a direct sales strategy for investment-oriented art sales. By bringing the art gallery into the comfort zone of the customer’s home or office and guiding the customer through the art purchase process, the direct sales strategy makes art investment a reality for novice art collectors. Our approach presents the purchase of art as a smart investment, placing the purchase process squarely within an area in which our target market feels a high degree of competence. Our sales process is also an educational process, through which we hope to create an ongoing multi-purchase relationship with the customer, with the aim of creating a complete art investment portfolio.

1 http://www.bloomberg.com/news/2011-03-14/china-s-8-3-billion-art-market-bests-u-k-as-world-s-no-2-research-says.html
2 http://www.capgemini.com/insights-and-resources/by-publication/world-wealth-report-2011/ (Capgemini/Merrill Lynch Global Wealth Management Financial Advisor Survey 2011, Page 20)
3 http://www.capgemini.com/insights-and-resources/by-publication/world-wealth-report-2011 (Capgemini/Merrill Lynch Global Wealth Management Financial Advisor Survey 2011), Page 20.
4 http://www.dailyfinance.com/2011/06/22/worlds-millionaires-increased-by-8-3-in-2010/

We are a development stage company and have generated only $24,000 in revenue to date. We currently have no employees.

As discussed in the Notes to Financial Statements included in this Registration Statement, as of August 31, 2011 we had no revenue and had negative cash flow of approximately $5,000 for the period from May 17, 2011 (inception) to August 31, 2011. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period from May 17, 2011 (inception) to August 31, 2011. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

We do not have a physical office, but we maintain an address at 1608 S. Ashland Ave #70547, Chicago, Illinois 60608-2013. Our officers and directors work from their homes. In the future, our employees may also work from their homes. Our telephone number is 1-855-334-3331. We have reserved a web address: http://www.investment-art.info, but we do not currently have an operating web site.

Industry Background

The Global Art Market

The international art market is estimated at $57 billion in annual sales.

Current Art Sales Distribution Channels

Art is sold through three primary channels:

Auction houses - A small number of prominent  international auction houses that deal in fine and decorative arts, including Sotheby’s, Christie’s, Bonhams, Dorotheum, Phillips de Pury and Swann dominate the popular conception. However, fine art is sold at local auction houses throughout the US and the world as part of estate sales and general auctions. In recent years, online auctions have become a major channel for selling art, with LiveAuctioneers.com, eBay Art  and eWolfs leading a fragmented market.

Galleries and art dealers - Art galleries and dealers range from extremely knowledgeable fine art professionals, who represent both emerging and established artists, to cottage businesses selling crafts and mass reproductions.  Higher quality galleries are generally found in urban art centers.

Artists - Many serious collectors of art and investors purchase art directly from the artist. This approach requires considerable expertise as well as investment in time to learn about artists, identify promising talent and develop relationships with artists.

In recent years, art fairs and shows have become an established feature of the art market. Both galleries and artists display at fairs.

Art Buyers

We believe that art buyers can be divided into three primary types of purchasers:

Collectors include museums and individuals who are knowledgeable about art and are seeking to create a meaningful and cohesive grouping of fine art. They generally purchase through all three distribution channels.

Investors in art may be collectors as well. However, their purchasing strategy is generally based on the likelihood of appreciation, rather than (or in addition to) aesthetic and conceptual considerations. Investors also purchase art from galleries, art dealers and at auction, as well as directly from artists.

Traditionally, individual investors have been high net worth individuals who worked with private advisors to build an investment-quality art collection. However, in recent years, art has emerged as a popular class of “passion investment” among investors who are not at the very top of the economic ladder5. In a recent survey, 37.4% of European, and 31.1% of North American millionaires indicated that they view art as the most fruitful passion investment. Ninety percent of these individuals had investible assets of between $1 and $5 million, and therefore invest in art at relatively low price points. With the number of millionaires in the world increasing by 8.3% in 2010, it is likely that a sizeable number of people interested in investing in art are novices who lack the confidence and expertise required to make savvy investment decisions.

Aesthetic buyers purchase individual works of fine art for the pleasure they afford them and to enhance their surroundings. Unlike the other segments, their purchases may not involve research or expertise. This segment tends to purchase primarily at art galleries.

We will primarily target investors in art and not the other two types of art purchasers.

5 http://www.theartnewspaper.com/articles/millionaires-buy-more-art-than-ever/21117

The Art Investment Market

The worldwide investment market encompasses a large part of the worldwide economy and includes diverse investments ranging through stock market investment, real estate, bonds, and much more.

While this larger market can be numbered in the trillions of dollars, only a fraction of this is invested in “investments of passion”, including yachts, cars and jets as well as art.  Art accounted for 22% of investments of passion overall, but that share was higher among European high net worth individuals (27%) and highest among Latin American high net worth individuals (28%)6. Art is also most likely to be seen as a form of financial investment. In fact, in a survey, 42% of Advisors say they believe their high net worth clients invest in art primarily for its potential to gain value.7

Characteristics of the Art Investment Market

Art as a Means of Diversifying the Investment Portfolio

The market for fine art has remained remarkably robust and attractive. Prices for many types of art have retained a good deal of their value throughout the recent recession. In fact, recent research has indicated that because the return on art is not highly correlated with other asset classes, adding art to an investment portfolio offers significant diversification benefits.8 Research published by the economists Mei Jianping and Michael Moses shows annual returns on art averaging 7.7% on art between 1875 and 2000, compared with 6.6% from equities.9

Art as Affordable Luxury and Social/Cultural Currency

Until recently, art was considered a rarified investment that was limited to the highest strata of society. However, in the boom years of the past decade, financially successful, high-net worth professionals and business owners have developed a significant appetite for luxury, as well as interest in the cachet and status associated with owning and displaying original art10.

Fear of Buying

While many investors are attracted by the ability of art to hold its investment value, few feel qualified to successfully invest on their own. The careful calculation, objective data and measuring instruments that investors use to calculate the potential risk and return of investments simply do not apply to art. There are no identical units in art, making risk/return calculations impossible. Many potential buyers believe that only someone who is trained to evaluate the quality of the composition, the tonalities and the condition of the work, as well as the market is able to reliably invest successfully.

In addition to uncertainty regarding purchasing art to maximize return, many people lack confidence in their own aesthetic judgment. While the Internet has democratized the market to some extent and put art in easy reach of anyone who wishes to purchase it, many people still feel insufficiently educated to assess the quality of art. They are intimidated by the specter of walking into a gallery and appearing ignorant to the staff. The anonymity of the web leaves them concerned about the authenticity of the art that is offered online and the honesty of valuations, as well as unsure as to the quality of the art.

In the words of a blogger in the Midwest, “The reason people don’t buy art and, if they do, they don’t want to spend much money on it is fear. Fear that they are a sucker, are overpaying for something, and will look like an idiot one day because of it. Fear that they are being ripped off or taken advantage of by people much more knowledgeable than themselves. Fear that they can never get any resale value out of the work. Think about walking into a gallery like walking into a car dealership times twenty and you get the picture. Lots of angst.” 11

Advice is Essential to Drive Purchases

Potential investors in art are hungry for information and guidance. For instance, a series of podcasts in which art fund industry insiders are interviewed has attracted thousands of listeners who are seeking detailed information from art industry insiders12.

Art purchases can be substantially enhanced by deploying advisors with expertise in the aesthetic and financial aspects of purchasing art.

The Opportunity

The global financial crisis since 2008 has demonstrated the risks inherent in financial investing. With the continued volatility of the financial markets, we believe that many people are seeking tangible alternative investments.

6 http://www.capgemini.com/insights-and-resources/by-publication/world-wealth-report-2011/ (Capgemini/Merrill Lynch Global Wealth Management Financial Advisor Survey 2011, Page 20)
7 http://www.capgemini.com/insights-and-resources/by-publication/world-wealth-report-2011/ (Capgemini/Merrill Lynch Global Wealth Management Financial Advisor Survey 2011, Page 20)
8 Art as a Financial Investment, by Rachel A.J. Campbell, Erasmus University Rotterdam, Maastricht University, March 2007 http://papers.ssrn.com/sol3/papers.cfm?abstract_id=978467
9 Art Funds feel a Revival as Economy Thaws Out, Nazanin Lankarani, New York Times, 9/4/2009 http://www.nytimes.com/2009/09/05/business/global/05rinartfund.html?pagewanted=all
10 Art’s Anxiety Attack: Have Prices Finally Hit Their Peak?, by Lauren A.E. Shuker, The Wall Street Journal Online, 28 September 2007, reprinted at  http://www.artresourcealliance.com/_images/in_the_news/wsj_09_28_07.pdf
11 Why Don’t People Buy Art?, by Aaron M. Renn, Urbanophile: Passionate About Cities, posted 18 April 2009, http://www.urbanophile.com/2009/04/18/why-dont-people-buy-art/
12 ArtTactic podcasts, cited in Art Funds Feel a Revival as Economy Thaws Out, by Nazanin Lankarani, New York Times Special Report: Investment in Art, 5 September 2009
http://www.nytimes.com/2009/09/05/business/global/05rinartfund.html?pagewanted=all

Faced with low interest rates and deep misgivings about investing in stocks or mutual funds, professionals worldwide are investing in attractive tangible assets such as art13. Many of these investors are particularly attracted to art for the enjoyment and beauty it adds to their lives, as well as for the associated social and cultural benefits it brings14.

Fine art has long served just this role for extremely wealthy individuals who could afford to hire art advisors, and for art cognoscenti. Most potential investors, however, have considered purchasing art to be beyond their understanding and their financial means—if they thought about it at all.

Over the past 15 years, however, we believe that the art market has become more democratic, more accessible and more international than at any other point in history. While the market for fine art has functioned as a global market for many years, international trade has never before been as easy, as efficient and as accessible as it is now.

While it is now easier than ever to buy art, novice investors still need the assistance of an advisor who is qualified to identify valuable art, as well as a trusted dealer with the art world connections required to source investment quality art at prices that leave room for appreciation.

Universal Tech Corp. has adopted—and is implementing—a business model, which we believe will enable our sales force to effectively reach tens of thousands of potential investors; build trusting relationships; and provide the boutique service and support necessary to convert them into repeat purchasers of art. We believe that our connections and expertise will allow us to identify emerging artists worldwide and build an inventory of work that represents an attractive investment proposition for our customers while generating robust profits for the gallery.

Principle Markets and Marketing Strategy

Our Target Market

Our target market is professionals and business owners who have income of approximately $250,000 per year or more, and who have not previously purchased art. We believe that these segments of the population have typically invested primarily in real estate and traditional financial instruments. However, in the wake of the downturn, we believe that many of these investors are seeking ways to diversify their investments with tangible assets.

Mr. Cohen has owned and operated the Basha Art Gallery in Jerusalem, Israel for the last six years.  He began selling art four years before that.  In Mr. Cohen’s experience, when clients are presented with the knowledge of art as an alternative investment and not just a “passion” purchase, it fuels clients interest in the artists’ showings, auction prices etc.  In addition, it inspires clients to purchase art as an investment and not just as something to put on their living room wall.

Our Customer Relations Strategy

The experience of entering a gallery is daunting for many first-time purchasers of art. In fact, many potential art buyers will not enter a gallery for fear of appearing ignorant or unsophisticated.

By bringing the gallery into the comfort zone of the home or office, we make it easier for potential art collectors to become actual purchasers. In addition, by positioning the purchase as an investment opportunity, our advisors can move the conversation into an area in which the professionals and small business owners we are targeting feel a greater competence, i.e. investments.

Initially, Mr. Cohen and Ms. De Vincenz will be conducting the entire business process – from procurement to sales.  Eventually, we hope to have the funding to hire sales representatives, whom we will train to be knowledgeable and professional art investment advisors, who will serve as reliable educators for our customers. We hope to train our art advisors to be skilled in discussing the financial advantages of art investment as well as in conveying the cultural and social advantages of owning and displaying fine art. Each customer will be paired with an art advisor who will serve that customer on a regular basis. Initially, Mr. Cohen will act as our sole art advisor. When and if the business expands and cash flow permits it, we plan to hire additional sales representatives who will be trained by Mr. Cohen.

Our Sales Strategy

We will utilize a three-stage direct marketing process to generate sales. The sales stages are as follows:

Lead generation. We will contract with a web programmer to design a web site to include Google ad-words that will show people surfing the web and searching for “art investment, investment in art, investing and related searches” a link to our web site and our landing page.

Potential customers will be presented with a landing page that will ask that they fill in their contact details in order to learn more about art as an investment.

13 Move towards investing in art, wine and other pleasurable assets, by Alison Steed,Telegraph.co.uk, published 15 June 2009 http://www.telegraph.co.uk/finance/personalfinance/offshorefinance/5542450/Move-towards-investing-in-art-wine-and-other-pleasurable-assets.html
14 Art’s Anxiety Attack: Have Prices Finally Hit Their Peak?, by Lauren A.E. Shuker, The Wall Street Journal Online, 28 September 2007, reprinted at  http://www.artresourcealliance.com/_images/in_the_news/wsj_09_28_07.pdf

People who have filled out this form are considered “leads” and these people will automatically be sent a pre-written emailed letter from our President and Director, Mr. Cohen.

In addition, those people who fill in their contact information will automatically be emailed a brochure showcasing several images of art pieces that have appreciated.  This e-brochure will show how investing in art can pay off by detailing the prices paid for certain art pieces in the past and showing the sales prices of the exact piece at a later date.

Mr. Cohen will attempt to contact all leads by telephone. Eventually, the Company hopes to train telephone sales professionals, who will call these prospects and present the advantages of investing in art.

Brochure. We will send a glossy, high quality corporate art brochure to the home or office of all qualified leads within a short time of the initial discussion with them. The brochure will contain literature explaining the benefits of investing in art and will present our credentials as a reputable and upstanding dealer in fine art.

Closing the sale. Shortly after the prospect receives the brochure, Mr. Cohen (until we are able to hire and train other art advisors) will call the prospect to close an initial sale of artwork. The customer will thereafter be contacted by a one of our art investment advisors (initially by Mr. Cohen until such time as we are able to hire and train art investment advisers) every four to six months and presented with successive opportunities to build his art investment portfolio.

Our brochure, which will be updated regularly, will serve as our primary marketing material. It will contain an introduction to the benefits of investing in art, including reprints of relevant articles from reputable press outlets; information about some of the artists whose works are sold by us; and high quality illustrations of available art.

In addition to selling in the United States, we plan to sell artwork in Israel (where we have already sold $24,000 worth of art) and in the United Kingdom. There are no special laws regulating the sale of artwork in either of those countries.

The Art

We believe that Mr. Cohen is knowledgeable about identifying promising emerging artists whose work is likely to appreciate substantially as their careers develop, and knowledgeable about the work of more established contemporary artists that is presently undervalued. With his connections in the international art scene, we believe that Mr. Cohen is well-positioned to learn about and take advantage of opportunities to acquire investment quality art at attractive prices.

Art Acquisition

In the tradition-bound world of art galleries, we believe that Universal Tech Corp. is highly skilled in identifying and taking advantage of opportunities to acquire investment-quality art. We plan to build our database of art for sale by focusing on fundamentals, by using our established connections, and by taking a nimble and iconoclastic approach to identifying and grooming promising emerging artists.

Art that we will sell will be acquired from the following sources:

1.	Contemporary artists, whom we will represent.

2.	Other recognized contemporary artists, whose work can be purchased at an attractive price/value point. These works will be purchased from the artist or his or her agent, on consignment.

3.
Unanticipated opportunities, about which we will learn through word-of-mouth, and through our connections with artists, art world professionals, gallery owners, and through a variety of other art-related connections. This includes artists and collectors who must sell works quickly due to financial pressures or for a variety of other reasons.

We do not have a long-term formal written agreement with any of our suppliers, and typically transact business with our suppliers on an order-by-order basis. Identifying a suitable supplier is an involved process that requires us to become satisfied with the artwork they have available, and with their responsiveness and service. Any delays, interruption or increased costs arising from a lack of long-term contracts could have an adverse effect on our ability to meet customer demand for artwork and result in lower net revenue and income from operations both in the short and long term. The Company would like to find one or more exclusive artists to represent whose artwork it would sell to its customers through direct marketing. The Company does not yet have such relationships. Until such time as it establishes such relationships, it will be buying on consignment or from a catalogue of art dealers or artists, and no art will be purchased before it is sold.

To date the Company has chosen two artists who have allowed the Company to sell their artwork on consignment.  We will earn between 25 to 33% of the net revenue from the sale of these artworks, depending upon the discount given to the customer. Our potential customers have been given the opportunity to purchase artwork, and we currently have five art pieces of art on display for limited periods of time in potential customers' homes.  At the end of the display period, the customers must decide whether or not to purchase the artwork. In addition to these five pieces, we have already sold original artwork to a private collector in Israel for $24,000.

We earned $8,000 net on the sale of these pieces.  We believe that we will sell two of the five paintings that are currently hanging in private collectors' homes or galleries by year end to private collectors for prices between $16,000 -$30,000 , earning up to $9,900 in commissions for both of them together.

In order to promote the sales of artwork that has been delivered to us on consignment, we have begun to conduct home gallery opening parties. Home gallery openings bring together  art connoisseurs and other people in private homes, who view the artwork, chat with their friends, and have a good time.  In our experience, many art connoisseurs are willing to host such affairs without charge. We provide the refreshments.

To date we have conducted one such event in Israel and another in the United Kingdom. Our expenses for holding these events are primarily travel/telephone costs and refreshment costs. We plan to have at least one home gathering per quarter in each area in which we operate (initially, Israel, the United Kingdom, and New York City).

Competition

We are not aware of any competition that is using the precise approach to art sales that we propose to use. However, there are many traditional, large art galleries, and other dealers that sell art who would be competing with us. These would include industry leaders like Sotheby’s and Christie’s, as well as other, smaller art sellers.

Additionally, there are companies that sell art over the web, which include the following sites:

http://www.artgallery.co.uk/
http://www.londonart.co.uk/
http://www.artbrokerage.com/
http://fineartamerica.com/

All of these sellers and many others are larger and better-known than we are, and many have significantly more resources at their disposal than we have at our disposal.

Employees

We presently have no employees. All functions, including development, strategy, negotiations and clerical functions are currently being provided by our executive officers on a volunteer basis.

We will not hire or employ any employees until we have sufficient funding for them. Initially all work will be done by our directors and officers.

Sales Staff

When and if we have the funding to do so, we hope to establish a small in-house call center, to be staffed by experienced sales representatives and art investment advisors.

DESCRIPTION OF PROPERTY

The Company has an address at 1608 S. Ashland Ave #70547, Chicago, Illinois 60608-2013. Our officers and directors work from their homes. The Company does not own or lease any real property. In the future, our employees may also work from their homes. We have not paid any rent since incorporation. When and if our operations expand sufficiently to justify the expense of having our own space, we will look for an appropriate facility.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Results of Operations

For the period ended August 31, 2011, we had no revenues. The period ended August 31, 2011 is measured from inception, which was May 17, 2011.

Expenses were $0 in the period ended August 31, 2011, but we accrued deferred offering costs of $19,500, all of which were related to this Offering.

For the period ended August 31, 2011 (from inception), we did not show a profit or loss, but we had negative cash flow of approximately $5,000.

Liquidity and Capital Resources

We do not have sufficient resources to effectuate our current business plan. Depending upon how much we raise in this Offering, we expect to incur a minimum of $15,000 in expenses during the next 12 months of operations (excluding offering expenses), including the following expenses:

Amount raised	$40,000	$80,000	$120,000
Offering Expenses	$25,000	$25,000	$25,000
Online Marketing	$4,000	$16,000	$30,000
Brochure Design	$3,000	$3,000	$3,000
Brochure Print	$1,000	$4,000	$5,000
Sales Staff	$0	$10,000	$20,000
Travel	$6,500	$15,000	$20,000
Telephone	$500	$4,000	$8,000
Office equipment/ computer	$0	$3,000	$9,000

Additionally, $10,000 will be needed for general working capital.

Accordingly, we will have to raise the funds to pay for these expenses. We hope to obtain funding by raising money in this Offering. If we do not succeed in raising sufficient funds through the Offering, we may have to borrow money from our officers, or issue additional debt or equity securities. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Our officers and directors have not committed to lending us money. Unless we are able to make arrangements to raise additional funds, our inability to raise funds will have a severe negative impact on our ability to remain a viable company.

Plan of Operation

In January 2012, we anticipate hiring a designer to design our web site. We anticipate that the design of our web site will cost approximately $4,000.

In January 2012, we hope to have an additional home showing for the sale of our art.  We anticipate that this will cost less than $1,000 for refreshments.

In February 2012, we hope to have the same designer, prepare our on-line marketing materials (landing pages, e-letter, and e-brochure). We anticipate that this will cost approximately $1,500.

In March 2012, we intend to have our web-site programmed along with our landing pages linked to a database such as Goldmine so that our database can manage the leads that we hope to collect through our marketing efforts. We anticipate that this will cost approximately $2,000.

We also intend to launch our web site that month, using SEO (search engine optimization) through the use of Google ad-words. We believe that this may cost up to $500.

By the end of the first quarter of 2012, we hope to already have a database of art-works for sale.  We hope to have agreements in place with the sellers of these art works and we intend to design and print our Corporate Art Portfolio at this point in time. We anticipate that agreements with artists may cost up to $1,500 in legal fees and that printing costs will be between $1,000 and $5,000 depending upon the quantity printed. We intend to fund the legal fees out of funds whose source is other than this offering.

In April 2012, we hope to have another home showing of our art works. This will cost less than $1,000 for the cost of refreshments.

In the first quarter of 2012 we also plan to begin the process of locating a public relations company. We have set a goal of selling at least 2-4 additional pieces of art for an aggregate total sales price of at least $30,000 in the first quarter of 2012. During the first quarter of 2012, we also plan to interview artists whom we hope to represent exclusively.

In the second quarter of 2012, we hope to sell between 2-4 pieces of art for an aggregate total sales price of at least $50,000. We believe that if we sell 2-4 pieces of art for an aggregate sales price of $50,000, we will earn an aggregate of between $12,500 and $16,500 in profits on those pieces of art. During that quarter, we also hope to negotiate and sign agreements with one or more artists who will give us exclusive representation rights for their work. We also hope to expand our marketing and public relations efforts during that quarter by entering into an agreement with a public relations company.

In the third quarter of 2012, we hope to sell 4-6 pieces of art for an aggregate total sales price of at least $80,000, and to expand our sales efforts by hiring a full time assistant to process sales. By that quarter, we also hope to be in a position to purchase artwork for our company account for later re-sale to customers. There is a higher profit margin for artwork purchased by us and resold to customers than there is for artwork that is sold on consignment.

For each of the last three paragraphs, our ability to execute our plans is at least partly dependent upon the cash flow from the previous quarter's operations. There can be no assurance that these plans will materialize at the pace at which we have described them.

We are not aware of any trends or of any demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, our liquidity increasing or decreasing in any material way.

We have no material commitments for capital expenditures as of the end of the latest fiscal period, nor have we incurred any such commitments during the current fiscal period. As noted above, we are currently selling all of our artwork on consignment and do not anticipate being able to purchase artwork for resale until at least the third quarter of 2012.

We have no material trends, favorable or unfavorable, in our capital resources. We do not use off-balance sheet financing and have no debt.

We are not aware of any unusual or infrequent events or transactions or any significant economic changes that materially affected the amount of reported income from continuing operations. We do not believe that there are any other significant components of revenues or expenses that should be described in order to understand our results of operations.

We are not aware of any trends or uncertainties that have had, or that we reasonably expect will have, a material favorable or unfavorable impact on our net sales or revenues or income from continuing operations. While we believe that there is a greater interest in purchasing art for investment as a result of volatility in the capital markets, we believe that its impact going forward will be a gradual upward trend and will not be materially different from reporting period to reporting period. We do not believe that interest in art as an investment will decline when and if the financial markets stabilize.

Our operations are too new for inflation and changing prices to have had an impact on our net sales and revenues and on income from continuing operations.

We do not have any off-balance sheet arrangements.

Sales Process for Telephone Retail Art Sales

People who search online for “art investment” may be directed to forms that will notify us that they may be interested in investing in art. The same will happen when people click on our banner ads. We refer to the forms these people fill out as “online lead forms.”  Mr. Cohen will attempt to contact the people who have filled out the online lead forms and convince the potential customer to purchase artwork from us. When we are able to hire a sales staff, Mr. Cohen will write a sales script that will be used by our art sales staff in making their sales pitches to qualified leads. The sales staff will educate the potential customer about art and convince him or her to take the opportunity to invest in a valuable piece of art that is now available at an attractive price.

The target price for a first sale will be $2,500.

If the customer agrees to purchase a piece of art, Mr. Cohen or the sales agent will email an agreement to the customer, which will lay out the terms of the transaction, and require the customer to wire funds to the Company’s account, including all shipping charges.

From time to time we may send a customer, who has purchased artwork from us, a newsletter highlighting information about the general art investment market, and showcasing any press information on either a sale of artwork by the artist whose work he purchased from us, or on our company.

A second contact will be made by telephone four to six months after the initial purchase, with the aim of closing an additional sale at a higher target price point of $4,500 on average. This process is repeated on a regular basis with increasing target prices for each purchase. It is assumed that a converted buyer will purchase art two to three times per year at $4,500 to $8,500 per purchase.

Face to Face Art Sales and Home Gallery Openings

In the third quarter of 2011 we were able to negotiate a consignment based deal with two artists, pursuant to which the artists would loan us their artwork and we would market it to potential customers.

In October 2011, we held a home gallery opening party for the sale of our artwork at the home of the individual who bought two of our artists' paintings.

In November 2011, we sold two pieces of art – for a total sale price of $24,000.

We currently have five paintings on display at potential customers' homes. Based on Mr. Cohen's experience, we believe that we will sell at least two of the five paintings in December/January.

We are currently looking for another customer who would be willing to hold a home art gallery opening, and we hope to conduct an additional home gallery opening by January 2012.

The people whom we have approached to host home art gallery openings to date have been friends of Mr. Cohen, or people who want to share the artwork with their neighbors/friends. Often, the persons hosting the home art gallery openings assist us in our marketing efforts by inviting their friends who might be interested in purchasing art to attend.

We do not pay the hosts of the home art gallery openings, and they do not share in the profits of any sales made.

Additional Equity Raises

On May 18, 2011, the Company issued 1,500,000 shares of common stock to Mr. Avinoam Cohen, a director of the Company, for a $22,500 subscription receivable. Payment was received in 2011.

On May 23, 2011, the Company issued 500,000 shares of common stock to Ms. Anna Irena De Vincenz, a director of the Company, for a $7,500 subscription receivable. Payment was received in 2011.

Despite this, we still do not have sufficient resources to effectuate our business plan. As noted above, we expect to incur a minimum of $15,000 in expenses during the next twelve months of operations in addition to our offering expenses.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company in any such proceedings

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our current directors and officers including their name, age, and business experience.

Name and Business Address	Age	Position
Mr. Avinoam Cohen	38	President, CEO, Treasurer and Director
Ms. Anna Irena De Vincenz	50	Secretary and Director

Mr. Cohen has been involved in the art market since 2006. From 2006-2011, he was the Director of the Basha Art Gallery in Jerusalem, Israel. Since 2010, he has also been the CEO of New Vision Gallery in New York City. From 2005-2006 Mr. Cohen worked in a management position as a Director at Feed Pro R&D, Dimona, Israel. From 2001-2004, Mr. Cohen was the director of business development for P.M.C. Investment Group in Jerusalem, Israel, which invests in technology companies.

Ms. De Vincenz holds a Ph.D in Archeology from the Department of Near Eastern Languages, Civilizations and Archeology of the Istituto Universitario Orientalo, Naples, Italy. Since 2004 Ms. De Vincens has been a Senior Fellow at the Albright Institute in Jerusalem, Israel. In 1984, Ms. De Vincenz received a PhD degree from the "Instituto per L'Art e Il Restauro" in Florence, Italy and did her internship in restoration at the Restoration Atelier of the Kurpfalzisches Museum in Heidelberg, Germany. Since 2008 she has been working as a curator at Basha Art Gallery.

There are no familial relationship among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last ten years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries, or has a material interest adverse to the Company or to any of its subsidiaries.

Each director of the Company serves for a term of one year or until his successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

It is expected that our directors will devote between three and five hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required.

Auditors; Code of Ethics; Financial Expert

Our principal registered independent accountant is Weinberg & Baer, LLC.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors, who are also our officers. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

EXECUTIVE COMPENSATION

On May 18, 2011, the Company issued 1,500,000 shares of common stock to Mr. Avinoam Cohen, a director of the Company, for a $22,500 subscription receivable. Payment was received in 2011.

On May 23, 2011, the Company issued 500,000 shares of common stock to Ms. Anna Irena De Vincenz, a director of the Company, for a $7,500 subscription receivable. Payment was received in 2011.

We have no employment agreements with any of our directors or executive officers.

During the period ended August 31, 2011 (from inception), no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them held unexercised stock options as of August 31, 2011. We have no long-term incentive plans.

The following table sets forth information concerning the compensation paid or earned during the period ended August 31, 2011 for services rendered to our Company in all capacities by our principal executive officer and any officer with total compensation over $100,000 per year.

SUMMARY COMPENSATION TABLE

Non-
						Equity	Nonqualified
Name						Incentive	Deferred
and				Stock	Option	Plan	Compensation	All other
principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Avinoam Cohen(1)	2011	0	0	0	0	0	0	0	0
Anna Irena De Vincenz (2)	2011	0	0	0	0	0	0	0	0

(1)	Avinoam Cohen has been our President, Chief Executive Officer, Treasurer and Director since May 18, 2011.
(2)	Anna Irena De Vincenz has been our Secretary and Director since May 23, 2011.

Outstanding Equity Awards

As of August 31, 2011, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

No compensation was paid to our directors during the period ended August 31, 2011.

The following table sets forth information concerning the compensation paid or earned during the period ended August 31, 2011 to our directors.

DIRECTOR COMPENSATION

	Fees			Non-Equity	Non-Qualified
	Earned			Incentive	Deferred	All
	or Paid	Stock	Option	Plan	Compensation	Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(j)
Avinoam Cohen	0	0	0	0	0	0	0
Anna Irena De Vincenz	0	0	0	0	0	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 29, 2011, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 2,000,000 shares of our common stock issued and outstanding as of December 29, 2011. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o Universal Tech Corp., 1608 S. Ashland Ave #70547, Chicago, Illinois 60608-2013.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Avinoam Cohen (1)	Common	1,500,000	75%
Anna Irena De Vincenz	Common	500,000	25%
Directors and Officers as a Group (2 people)	Common	2,000,000	100%

(1)	Our President, Chief Executive Officer, Treasurer and Director
(2)	Our Secretary and Director

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 18, 2011, the Company issued 1,500,000 shares of common stock to Mr. Avinoam Cohen, a director of the Company, for a $22,500 subscription receivable. Payment was received in 2011.

On May 23, 2011, the Company issued 500,000 shares of common stock to Ms. Anna Irena De Vincenz, a director of the Company, for a $7,500 subscription receivable. Payment was received in 2011.

The shares that were issued to Mr. Cohen and Ms. De Vincenz were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4.2 of the Securities Act.

EXPENSES OF DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses	$9,000.00
SEC registration fee	$13.93
Legal fees and other expenses	$16,000.00
Total	$25.013.93

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 1,200,000 common shares. The offering by us is a best efforts offering by our directors that will not utilize broker-dealers. The shares being offered by us are being offered through our directors pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act of 1934.

We believe that our directors are exempt from registration as brokers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. In particular, each of our directors:

1.	Is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and

2.	Is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	Is not an associated person of a broker or dealer; and

4.	Meets the conditions of the following:

a.	Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

b.	Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

c.
Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Each of our directors is an underwriter for the purposes of this offering.

There is no current market for our shares

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. We intend to have our common stock quoted on the OTC Bulletin Board. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved, if ever.

The OTC Bulletin Board is maintained by the Financial Industry Regulatory Authority (FINRA). The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of December 29, 2011, there were 2,000,000 shares of common stock issued and outstanding, which were held by two (2) stockholders of record.

Transfer Agent

We have not yet appointed a transfer agent.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. There is no assurance that a market maker will file an application for quotation of our stock, that such an application, if filed, will be accepted, or that if such application for quotation of our stock is accepted, a market in our common stock will develop or be sustained. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 2,000,000 shares are issued and outstanding as of December 29, 2011, and 10,000,000 shares of blank check preferred stock of which none are issued and outstanding as of December 29, 2011. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Common Stock. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination.

Preferred Stock

We are currently authorized to issue 10,000,000 shares of blank check preferred stock.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our Directors.

LEGAL MATTERS

Rimon Law Group, P.C. has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Weinberg & Baer LLC, an independent registered public accountant, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

UNIVERSAL TECH CORP.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS
AUGUST 31, 2011

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Universal Tech Corp.:

We have audited the accompanying balance sheets of Universal Tech Corp. (a Delaware corporation in the development stage) as of August 31, 2011 and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (May 17, 2011) through August 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal Tech Corp. as of August 31, 2011 and the results of its operations and its cash flows from inception (May 17, 2011) through August 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of August 31, 2011, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
September 15, 2011

UNIVERSAL TECH CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF AUGUST 31, 2011

As of
August 31,
2011
ASSETS

Current Assets:
Deferred offering costs	$19,500
Total current assets	19,500

Total Assets	$19,500

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$14,500

Total Current Liabilities	14,500

Commitments and Contingencies	-

Stockholders' Equity (Deficit):
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized	-
Common stock, par value $0.0001 per share, 100,000,000 shares authorized; 2,000,000 shares issued and outstanding	200
Additional paid-in capital	29,800
Stock subscriptions receivable	(25,000)
(Deficit) accumulated during development stage	-

Total stockholders' equity (deficit)	5,000

Total Liabilities and Stockholders' Equity	$19,500

The accompanying notes to financial statements are
an integral part of these statements.

UNIVERSAL TECH CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
CUMULATIVE FROM INCEPTION (MAY 17, 2011)
THROUGH AUGUST 31, 2011

Cumulative
From
Inception

Revenues	$-

Expenses:

Total general and administrative expenses	-
-
(Loss) from Operations	-

Provision for income taxes	-

Net (Loss)	$-

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$-

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	1,957,944

The accompanying notes to financial statements are
an integral part of these statements.

UNIVERSAL TECH CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (MAY 17, 2011)
THROUGH AUGUST 31, 2011

(Deficit)
Accumulated
			Stock	Additional	During the
	Common stock		Subscriptions	Paid-in	Development
Description	Shares	Amount	Receivable	Capital	Stage	Totals

Balance - at inception	-	$-	$-	$-	$-	$-

Common stock issued for cash ($0.015/share)	2,000,000	200	(25,000)	29,800	-	5,000

Net (loss) for the period	-	-	-	-	-	-

Balance -August 31, 2011	2,000,000	200	(25,000)	29,800	-	5,000

The accompanying notes to financial statements are
an integral part of these statements.

UNIVERSAL TECH CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
CUMULATIVE FROM INCEPTION (MAY 17, 2011)
THROUGH AUGUST 31, 2011

Cumulative
From
Inception

Operating Activities:
Net (loss)	$-
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Deferred offering costs	(19,500)
Accounts payable and accrued liabilities	14,500

Net Cash Used in Operating Activities	(5,000)

Investing Activities:
Cash provided by investing activities	-

Net Cash Provided by Investing Activities	-

Financing Activities:
Proceeds from common stock	5,000

Net Cash Provided by Financing Activities	5,000

Net (Decrease) Increase in Cash	-

Cash - Beginning of Period	-

Cash - End of Period	$-

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-
Income taxes	$-

The accompanying notes to financial statements are an integral part of these statements.

UNIVERSAL TECH CORP. (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

Universal Tech Corp. (the “Company”) is in the development stage, and has limited operations. The Company was incorporated under the laws of the State of Delaware on May 17, 2011. The business plan of the Company is to become a leading company in the field of direct marketing and sale of art. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended August 31, 2011.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of August 31, 2011 the carrying value of accounts payable-trade and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All non cancellable leases with an initial term greater than one year are categorized as either capital leases or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of August 31, 2011 and cumulative expenses from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

2. Development Stage Activities and Going Concern

The Company is currently in the development stage, and has limited operations. The business plan of the Company is to become a leading company in the field of direct marketing and sale of art.

The Company has commenced a capital formation activity by filing a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 1,200,000 shares of newly issued common stock at an offering price of $0.10 per share for proceeds of up to $120,000. As of August 31, 2011, the Company accrued $19,500 of legal and audit deferred offering costs related to this capital formation activity.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of August 31, 2011 the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3. Common Stock

On May 18, 2011, the Company issued 1,500,000 shares of common stock to the director of the Company at a price of $0.015 per share, for a $22,500 subscription receivable. On August 2 the director of the company paid part of the outstanding payables to a supplier in the amount of $5,000, which was recorded as reduction of the subscription receivable.

On May 23, 2011, the Company issued 500,000 shares of common stock to the secretary of the Company at a price of $0.015 per share, for a $7,500 subscription receivable.

The Company has commenced a capital formation activity by filing a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 1,200,000 shares of newly issued common stock at an offering price of $0.10 per share for proceeds of up to $120,000. As of August 31, 2011, the Company accrued $19,500 of legal and audit deferred offering costs related to this capital formation activity.

4. Income Taxes

The federal income tax returns of the Company are subject to examination by the IRS, generally for three years after they are filed.

5.   Related Party Loans and Transactions

On May 18, 2011, the Company issued 1,500,000 shares of common stock to the director of the Company at a price of $0.015 per share, for a $22,500 subscription receivable. On August 2 the director of the company paid part of the outstanding payables to a supplier in the amount of $5,000, which was recorded as reduction of the subscription receivable.

On May 23, 2011, the Company issued 500,000 shares of common stock to the secretary of the Company at a price of $0.015 per share, for a $7,500 subscription receivable.

The Company's director provides rent-free office space to the Company.

6. Recent Accounting Pronouncements

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition—Milestone Method (ASU 2010-017). ASU 2010-017 provides guidance in applying the milestone method of revenue recognition to research or development arrangements. This guidance concludes that the milestone method is a valid application of the proportional performance model when applied to research or development arrangements. Accordingly, an entity can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements upon issuance of this guidance.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements (ASU No. 2010-06). ASU No. 2010-06 requires: (1) fair value disclosures of assets and liabilities by class; (2) disclosures about significant transfers in and out of Levels 1 and 2 on the fair value hierarchy, in addition to Level 3; (3) purchases, sales, issuances, and settlements be disclosed on gross basis on the reconciliation of beginning and ending balances of Level 3 assets and liabilities; and (4) disclosures about valuation methods and inputs used to measure the fair value of Level 2 assets and liabilities. ASU No. 2010-06 becomes effective for the first financial reporting period beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements of Level 3 assets and liabilities which will be effective for fiscal years beginning after December 15, 2010. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements: a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 establishes a selling-price hierarchy for determining the selling price of each element within a multiple-deliverable arrangement. Specifically, the selling price assigned to each deliverable is to be based on vendor-specific objective evidence (VSOE) if available, third-party evidence, if VSOE is unavailable, and estimated selling prices if neither VSOE or third-party evidence is available. In addition, ASU 2009-13 eliminates the residual method of allocating arrangement consideration and instead requires allocation using the relative selling price method. ASU 2009-13 will be effective prospectively for multiple-deliverable revenue arrangements entered into, or materially modified, in fiscal years beginning on or after June 15, 2010 The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (ASU 2009-05). ASU 2009-05 provides guidance in measuring the fair value of a liability when a quoted price in an active market does not exist for an identical liability or when a liability is subject to restrictions on its transfer. ASU 2009-15 was effective for the Company beginning with the quarter ended December 31, 2009. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.
The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

7. Subsequent Events

Subsequent events have been evaluated through September 15, 2011, which is the date these financial statements were available to be issued.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Delaware General Corporate Law and our bylaws.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of our company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article XII of our bylaws provides that we shall indemnify our directors and officers, our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation does not provide for such limitation of liability.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company.

Securities and Exchange Commission registration fee	$13.83
Legal fees and miscellaneous expenses (1)	$16,000
Accounting fees and expenses (1)	$9,000
Total (1)	$25,013.83

(1) Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

On May 18, 2011, the Company issued 1,500,000 shares of common stock to Mr. Avinoam Cohen, a director of the Company, for a $22,500 subscription receivable. Payment was received in 2011.

On May 23, 2011, the Company issued 500,000 shares of common stock to Ms. Anna Irena De Vincenz, a director of the Company, for a $7,500 subscription receivable. Payment was received in 2011.

The shares that were issued to Mr. Cohen and Ms. De Vincenz were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4.2 of the Securities Act.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
3.1	Certificate of Incorporation of Registrant*
3.2	By-Laws of Registrant*
4.1	Specimen Common Stock certificate*
5.1	Opinion of Rimon Law Group, P.C. regarding the legality of the securities being registered
23.1	Consent of Weinberg and Baer, LLC
23.2	Consent of Rimon Law Group, P.C. (included in Exhibit 5.1)
* Previously filed

UNDERTAKINGS

Undertakings

(A) The undersigned Registrant hereby undertakes to:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the‘‘Calculation of Registration Fee’’ table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 29, 2011.

By: /s/ Avinoam Cohen
Name: Avinoam Cohen
Title: President, Chief Executive Officer, Treasurer and Director (Principal Executive Officer, Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Avinoam Cohen, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: December 29, 2011.
/s/ Avinoam Cohen
Name: Avinoam Cohen
Title: President, Chief Executive Officer, Treasurer and Director

Date: December 29, 2011.
/s/ Anna Irena De Vincenz
Name: Anna Irena De Vincenz
Title: Secretary and Director